EXHIBIT 11.1

                                 CODE OF ETHICS

                         MERCURY PARTNERS & COMPANY INC.

                       CODE OF BUSINESS CONDUCT AND ETHICS
--------------------------------------------------------------------------

PURPOSE

The  Board  of  Directors  (the  "Board")  of  Mercury  Partners  & Company Inc.
("Mercury" or the "Company") has adopted this Code of Business Conduct and Ethics (the "Code") in connection with Section 406 of the Sarbanes-Oxley Act of 2002. The Code applies to Mercury's Chief Executive Officer, President, Chief Financial Officer, and all other executive officers (collectively, the "Officers"), to all other employees of Mercury and its majority-owned subsidiaries, and to the members of the Board (the "Directors"). The Code is designed to deter wrongdoing and to promote: (i) honest and ethical conduct;
(ii) avoidance of conflicts of interest; (iii) full, fair, accurate and timely disclosure in Mercury's public filings with the Securities and Exchange Commission (the "SEC"); (iv) compliance with applicable governmental laws, rules and regulations; (v) prompt internal reporting to the Board or a committee of the Board of violations of the Code; and (vi) accountability for adherence to the Code.

The Board believes the Code should be an evolving set of guidelines, subject to alteration as circumstances warrant. Any modification to or waiver of the Code may be made only by the Board, will be promptly disclosed as required by SEC rules and other applicable laws and regulations.
Those who violate the standards in the Code will be subject to disciplinary action, which may include loss of pay, termination, referral for criminal prosecution and reimbursement to the Company or others for any losses or damages resulting from the violation. If you are in a situation which you believe may violate or lead to a violation of this Code, you must inform the Audit Committee of the Board as soon as practicable.

ETHICAL  PRINCIPLES

Each Director, Officer and employee is expected to conduct his or her affairs with honesty and integrity, and is required to adhere to the highest ethical standards in carrying out his or her duties on behalf of the Company. Directors, Officers and employees are expected to be honest and ethical in dealing with each other, clients, vendors and third parties. All Directors, Officers and employees' actions must be free from illegal discrimination, libel, slander or harassment. Each person must be accorded equal opportunities in compliance with applicable law.

CONFLICTS  OF  INTEREST

All of us must be able to perform our duties and exercise judgment on behalf of Mercury without influence or impairment, or the appearance of influence or impairment, due to any activity, interest or relationship that arises outside of work. Put more simply, when our loyalty to Mercury is affected by actual or potential benefit or influence from an outside source, a conflict of interest exists. We should all be aware of any potential influences that impact or appear to impact our loyalty to Mercury. In general, we should avoid situations where our personal interests conflict, or appear to conflict, with those of Mercury.

Any time you believe a material conflict of interest may exist, Officers and Directors must disclose the potential conflict of interest in writing to their supervisor and to the Audit Committee. Employees can disclose their actual or apparent conflicts of interest to their supervisors or managing directors. Any activity that is approved, despite the actual or apparent conflict, must be documented. A potential conflict of interest that involves an Officer must be approved in writing by the Audit Committee.

It is not possible to describe every conflict of interest, but some situations that could cause a conflict of interest include:

* Doing business with family members, including your spouse, parents, children, siblings and in-laws;

* Having a financial interest in another company with which Mercury does business;

*     Managing  your  own  business;

*     Serving  as  a  director  of  another  business;

*     Being  a  leader  in  some  organizations;  and

*     Diverting  a  business  opportunity  from  Mercury  to  another  company.

Employing  Friends  and  Relatives

Employing relatives or close friends who report directly to you may also be a conflict of interest. Although our Company encourages employees to refer candidates for job openings, employees who may influence a hiring decision must avoid giving an unfair advantage to anyone with whom they have a personal relationship. In particular, you should not hire relatives or attempt to influence any decisions about the employment or advancement of people related to or otherwise close to you, unless you have disclosed the relationship as provided herein and the decision has been approved.

Ownership  in  Other  Businesses

Investments can cause a conflict of interest. In general, you and your family members should not own, directly or indirectly, a significant financial interest in any company that does business with Mercury or seeks to do business with Mercury or in any of our competitors.

Service  on  Boards

Serving as a director of another corporation may create a conflict of interest. Being a director or serving on a standing committee of some organizations, including government agencies, also may create a conflict. Before accepting an appointment to the board or a committee of any organization whose interests may conflict with Mercury's interests, you must discuss it with and obtain written approval from the Audit Committee. This rule does not apply to non-employee Directors.

PUBLIC  FILINGS  AND  COMMUNICATIONS

The Officers are responsible for ensuring full, fair, accurate, timely and understandable disclosure in the reports and documents that the Company files with the SEC and other securities regulators and in the Company's other public communications (collectively, "Reports"). However, if you are requested to provide information to be included in, or to participate in the preparation of, Reports, you are responsible for providing such information and preparing such Reports in a manner that will help to ensure full, fair, accurate, timely and understandable disclosure.

ACCOUNTING,  RECORDKEEPING  AND  PERSONAL  TRANSACTIONS

Mercury requires honest and accurate recording and reporting of information in order to make responsible business decisions. All Mercury books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect Mercury's transactions and must conform both to applicable legal requirements and to Mercury's system of internal controls. Unrecorded or "off-the-books" funds or assets should not be maintained unless permitted by applicable law or regulation and approved by Mercury's principal financial officer.

Many employees regularly use business expense accounts, which must be documented and recorded accurately. If you are not sure whether a certain expense is legitimate, ask your supervisor or the accounting department.

Business records and communications often become public. Avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies in all e-mail, internal memos and reports. Records should always be retained or destroyed according to Mercury's record retention policies. In accordance with those policies and in the event of litigation or governmental investigation, please consult the Audit Committee or the Company's counsel for instructions.

If you suspect misconduct, irregularity, or other questionable matters regarding accounting, internal accounting controls or auditing matters, immediately contact your supervisor, the general counsel or the audit committee.

RELATIONS  WITH  AUDITORS

None of us shall directly or indirectly attempt to coerce, influence, manipulate, or mislead any of the Company's independent or internal financial staff or auditors in connection with the preparation of the Company's financial statements. This prohibits not only threats, bribery and blackmail, but also offering non-bribe financial incentives such as future employment or engagements and providing misleading information or analysis. If you become aware of any such attempt, promptly report it in writing to the Audit Committee.

COMPLIANCE  WITH  LAWS,  RULES  AND  REGULATIONS

Obeying the law is the foundation on which Mercury's ethical standards are built. All Directors, Officers and employees must respect and obey the laws, rules and regulations of the cities, states, provinces and countries in which Mercury operates. Although not all employees are expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers, counsel or other appropriate personnel. If an employee suspects misconduct, he or she may anonymously report it to supervisors, managers, counsel or the Audit Committee.

INSIDER  TRADING

Confidential information is the Company's property and you may not improperly use it for your personal benefit. Directors, Officers and employees who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of Mercury's business. All non-public information about Mercury or its customers should be considered confidential information. To use non-public information for personal financial benefit or to "tip" others who might make an investment decision on the basis of this information is both unethical and illegal. Mercury will fully cooperate with any investigation by the SEC or other law enforcement authorities regarding the misuse of Mercury's confidential information.

CORPORATE  OPPORTUNITIES

You may not take for yourself business opportunities discovered through the use of Mercury's property, information, or position, and you may not use Mercury's property or information or your position for personal gain. Directors, Officers and employees owe a duty to Mercury to advance Mercury's legitimate interests when the opportunity to do so arises.

DISCRIMINATION  AND  HARASSMENT

Mercury's long-standing policy is to offer fair and equal employment opportunity to every person regardless of age, race, color, creed, religion, disability, marital status, sex, sexual orientation, national origin, or other legally protected status, as required by law. Mercury seeks to provide a work environment that is free from intimidation and harassment based on any of these characteristics and Mercury specifically prohibits such intimidation and harassment.

HEALTH  AND  SAFETY

Mercury strives to provide each employee with a safe and healthful work environment. Each employee is responsible for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting incidents, injuries and unsafe equipment, practices or conditions. Violence and threatening behavior are never permitted for any reason. Employees must report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol and the use of illegal drugs in the workplace will not be tolerated.

ENVIRONMENTAL  PROTECTION

Mercury is an environmentally responsible company and operates its facilities in compliance with applicable environmental, health and safety regulations and in a manner that has the regard for the safety and well being of its employees and the general public. Necessary permits, approvals and controls are maintained at all Mercury facilities and Mercury strives to improve products, packaging and manufacturing operations to minimize their environmental impact.

You are responsible for complying with all applicable environmental laws, regulations and Mercury policies and for diligently following the proper procedures with respect to the handling and disposal of hazardous materials. Mercury insists that its suppliers and contractors also follow appropriate environmental laws and guidelines. If you have questions or concerns relating to Mercury's environmental compliance requirements or activities, you should contact your local supervisor.

PROTECTION  AND  PROPER  USE  OF  COMPANY  ASSETS

Mercury's resources should be used only for legitimate business purposes and for the benefit of the Company. All of us should endeavor to protect Mercury's assets and ensure their efficient use. Theft, carelessness, and waste directly impact Mercury's profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. Mercury equipment should not be used for non-Company business, though incidental personal use may be permitted.

Our obligation to protect Mercury's assets includes its proprietary information, including intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Company policy and could result in civil or criminal penalties.

INTERNATIONAL  OPERATIONS

The United States Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country.

In addition, the United States government has a number of laws and regulations regarding business gratuities which may be accepted by United States government personnel. The promise, offer or delivery to an official or employee of the United States government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules. If you need any guidance regarding relationships with government personnel please consult the Company's counsel.

All Mercury employees worldwide must comply with Mercury policies and procedures applicable to international business transactions, with the legal requirements and ethical standards of each country in which they conduct Mercury business and with all U.S. laws applicable in other countries, including the Foreign Corrupt Practices Act.

REPORTING  CONCERNS

Any Officer or employee who has a concern about the Company's conduct, its disclosure, accounting or internal controls or about a possible violation of the Code is strongly encouraged to report that concern to any non-employee Director or to the Audit Committee.

The Company will forward all such concerns to the appropriate Director and/or the Audit Committee for review, and the status of all outstanding concerns addressed to the non-employee Directors or the Audit Committee will be reported to the Board on a quarterly basis. The non-employee Directors or the Audit Committee may direct special treatment, including the retention of outside advisors or counsel, for any concern addressed to them. Any retaliation or adverse action against anyone for raising or helping to resolve an integrity concern is absolutely prohibited.

THIS CODE OF BUSINESS CONDUCT AND ETHICS IS NOT A CONTRACT OF EMPLOYMENT OR A GUARANTEE OF CONTINUING MERCURY POLICY. THE COMPANY MAY AMEND, SUPPLEMENT OR DISCONTINUE THIS CODE OF BUSINESS CONDUCT AND ETHICS OR ANY PART OF IT AT ANY TIME.